Exhibit 10(iii)(A)(62)
THE INTERPUBLIC GROUP OF COMPANIES, INC.
2019 PERFORMANCE INCENTIVE PLAN

Section 1.	Purpose.

The purposes of the Plan are to promote the interests of the Company and its shareholders by enabling the Company to:
(a)attract, retain, and motivate talented individuals as Eligible Employees and Non-Management Directors;

(b)provide Eligible Employees and Non-Management Directors with cash and equity-based incentives tied to the achievement of business, financial, and strategic objectives of the Company and its Subsidiaries and Affiliates; and

(c)provide Eligible Employees and Non-Management Directors with incentives and opportunities tied to the Company’s Common Stock.

Section 2.Definitions.

Unless the context clearly indicates otherwise, the following terms, when used in the Plan in capitalized form, shall have the meanings set forth below:
“Administrator” means (a) for Awards to Eligible Employees, the Committee, and (b) for Awards to Non-Management Directors, the Corporate Governance Committee, in each case, subject to delegation in accordance with Section 3(h) (Delegation) hereof.
“Affiliate” means any corporation or other entity (other than the Company or one of its Subsidiaries) in which the Company has a “controlling interest,” as defined in Treas. Reg. §§ 1.409A-1(b)(5)(iii)(E)(1) and 1.414(c)-2(b)(i), provided that the language “at least 40 percent” is used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2(b)(2)(i).
“Award” means any grant or award under the Plan, as evidenced in an Award Agreement.
“Award Agreement” means a written agreement (which may be electronic), including any amendment thereto, that sets forth the terms of the Award, as described in Section 11(a) (Awards) hereof.
“Board” means the Board of Directors of the Company.
“Cause” means, with respect to a Participant who is an Eligible Employee: (a) a material breach by the Participant of a provision in an employment agreement with Interpublic, a Subsidiary, or an Affiliate that, if capable of being cured, has not been cured within 15 days after the Participant receives written notice from his or her Employer of such breach; (b) misappropriation by the Participant of funds or property of the Company, a Subsidiary, or an Affiliate; (c) an attempt by the Participant to secure any personal profit related to the business of the Company, a Subsidiary, or an Affiliate that is not approved in writing by the Board or by the person to whom the Participant reports directly; (d) fraud, material dishonesty, gross negligence, gross malfeasance, or insubordination by the Participant, or material (1) failure by the Participant to follow the code of conduct of the Company, a Subsidiary, or an Affiliate or (2) misconduct by the Participant in the performance of his or her duties as an employee of the Company, a Subsidiary, or an Affiliate, excluding in each case any act (or series of acts) taken in good faith by the Participant that does not (and in the aggregate do not) cause material harm to the Company, a Subsidiary or an Affiliate; (e) refusal or failure by the Participant to attempt in good faith to perform the Participant’s duties as an employee or to follow a reasonable good-faith direction of the Board or the person to whom the Participant reports that has not been cured within 15 days after the Participant receives written notice from his or her Employer of such refusal or failure; (f) commission by the Participant, or a formal charge or indictment alleging commission by the Participant, of a felony or a crime involving dishonesty, fraud, or moral turpitude; or (g) conduct by the Participant that is prohibited by the policy of the Company, a Subsidiary, or an Affiliate prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category. With respect to a Non-Management Director, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.
“Change of Control” means:

(a)Subject to items (b) and (c) of this definition below, the first to occur of the following events:

(1)
Any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of stock that, together with other stock held by such person, possesses more than 50 percent of the combined voting power of the Company's then-outstanding stock;

(2)
Any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of stock of the Company possessing 30 percent or more of the combined voting power of the Company's then-outstanding stock;

(3)
Any person (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total gross fair market value equal to 40 percent or more of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions (where gross fair market value is determined without regard to any associated liabilities); or

(4)
During any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election.

(b)A Change of Control shall not be deemed to occur by reason of:

(1)
The acquisition of additional control of the Company by any person or persons acting as a group that is considered to “effectively control” the Company (within the meaning of guidance issued under Section 409A of the Code); or

(2)
A transfer of assets to any entity controlled by the shareholders of the Company immediately after such transfer, including a transfer to (A) a shareholder of the Company (immediately before such transfer) in exchange for or with respect to its stock, (B) an entity, 50 percent or more of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by the Company, (C) a person or persons acting as a group that owns (immediately after such transfer) directly or indirectly 50 percent or more of the total value or voting power of all outstanding stock of the Company, or (D) an entity, at least 50 percent of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by a person described in clause (C), above.

(c)A Change of Control shall not be deemed to have occurred unless the relevant facts and circumstances give rise to a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation and Leadership Talent Committee of the Board or any successor thereto.
“Common Stock” means the Company’s $0.10 par value common stock.
“Company” means The Interpublic Group of Companies, Inc.
“Corporate Governance Committee” means the Corporate Governance Committee of the Board or any successor thereto.
“Corporate Transaction” means a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar event.
“Disability” means long-term disability as defined under the Company’s applicable long-term disability plan or policy or, for a Non-Management Director, a long-term total disability that triggers a right to Social Security disability benefits, as determined by the Social Security Administration.

“Dividend Equivalent” means an Award of a contractual right to receive payments equivalent to the amount of dividends paid with respect to Shares, as described in Section 9(a) (Dividend Equivalents and Shares in Lieu of Cash) hereof.
“Eligible Employee” means an employee of the Company, a Subsidiary, or an Affiliate who is determined by the Administrator to be responsible for, or able to contribute to, the growth, profitability, and success of the Company.
“Employer” means, with respect to a Participant (excluding Non-Management Directors) as of any date, the Company, Subsidiary, or Affiliate that employs the Participant as of such date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, with respect to a Share as of any determination date, except as otherwise provided in the Award Agreement, the average of the high and low selling prices of such Share on such determination date, as reported on the composite tape for securities listed on the New York Stock Exchange or such other national securities exchange as may be designated by the Administrator. If there were no sales of Shares on the determination date, the selling prices used shall be the high and low selling prices on the last preceding date on which a sale occurred.
“Full Value Award” means an Award, other than an Option, SAR or Dividend Equivalent, that is settled by the issuance of Shares.
“Incentive Stock Option” or “ISO” means an Option intended to meet the requirements of Section 422 of the Code.
“Non-Management Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries or Affiliates.
“Nonstatutory Stock Option” means an Option that is not intended to be an Incentive Stock Option.
“Option” means the right to purchase the number of Shares specified by the Administrator, at a specified price and during a specified term in accordance with the Plan and subject to any other limitations and restrictions (required by law or otherwise) as the Plan or the Administrator shall impose.
“Other Stock-Based Award” means an equity-based or equity-related Award granted under Section 7 (Performance Shares, Performance Units, and Other Stock-Based Awards) hereof that is not otherwise described by the terms of the Plan.
“Participant” means an Eligible Employee or Non-Management Director selected to receive an Award under the Plan.
“Performance Cash” means an Award of a contractual right granted under Section 8 (Performance Cash) hereof to receive a dollar amount (to be settled in cash, Shares, or a combination, as determined by the Administrator) that becomes vested upon the attainment, in whole or in part, of Performance Objectives specified by the Administrator.
“Performance Criteria” means earnings per share (basic or diluted); adjusted net income; operating income; operating profit after tax; operating income growth; net operating profit; gross or operating margins; operating efficiency; revenue; revenue growth; organic revenue growth; return on equity; Share price (including growth measures and total shareholder return); cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before interest, taxes, depreciation, and/or amortization; net earnings or net income (before or after taxes); net sales or revenue growth; return measures (including return on assets, capital, invested capital, equity, sales, or revenue); productivity ratios; expense targets; market share; customer satisfaction; working capital targets; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); or any other criteria selected by the Administrator. Performance Criteria may relate to the performance of (a) the Company, (b) a Subsidiary, (c) an Affiliate, (d) a division or unit of the Company, any Subsidiary, or any Affiliate, (e) an office, group of agencies, or all or part of any agency system, (f) the Participant, or (g) any combination of the foregoing, as measured either in absolute terms or in comparison with the performance of other companies.
“Performance Objectives” mean, for any Award that is contingent in whole or in part on achievement of performance objectives, the objectives or other performance levels with respect to specified Performance Criteria that are measured over a Plan Year or other specified period for the purpose of determining the amount of the Award and/or whether the Award is granted or vested.
“Performance Shares” or “Performance Units” means an Award of a contractual right granted under Section 7 (Performance Shares, Performance Units, and Other Stock-Based Awards) hereof to receive cash, Shares, or a combination, that becomes vested upon the attainment, in whole or in part, of Performance Objectives specified by the Administrator.

“Plan” means The Interpublic Group of Companies, Inc. 2019 Performance Incentive Plan, as set forth herein and amended from time to time.
“Plan Year” means the calendar year.
“Prior Plan” means The Interpublic Group of Companies, Inc. 2014 Performance Incentive Plan, the 2009 Non-Management Directors’ Stock Incentive Plan, or any predecessor thereto.
“Prohibited Activity” means, for a Participant: (i) an activity that would enable the Company or the Board to terminate the Participant’s employment or other service for cause (as defined in the Plan or any employment agreement or other plan or arrangement that covers the Participant); (ii) a material violation of any rule, policy or procedure of the Company or the Participant’s Employer, including the Code of Conduct of the Company or other applicable Employer; (iii) before a Change of Control, a failure to be in compliance with any share ownership objectives of the Company applicable to the Participant, or (iv) before a Change of Control, any other conduct or act that the Company determines is injurious, detrimental or prejudicial to any interest of the Company.
“Restricted Period” means a period during which an Award of Restricted Stock or Restricted Stock Units is subject to forfeiture. The Restricted Period that applies to an Award made to a Participant may overlap or coincide with the Restricted Period that applies to another Award made to that Participant.
“Restricted Stock” means an Award of Common Stock granted under Section 6 (Restricted Stock and Restricted Units) hereof that becomes vested and nonforfeitable, in whole or in part, upon the attainment, in whole or in part, of specified conditions, which may include Performance Objectives.
“Restricted Stock Unit” means an Award of a contractual right granted under Section 6 (Restricted Stock and Restricted Units) hereof corresponding to a number of Shares (to be settled in cash, Shares, or a combination, as determined by the Administrator) that becomes vested and nonforfeitable, in whole or in part, upon the attainment, in whole or in part, of specified conditions, which may include Performance Objectives. Except as otherwise provided in the Award Agreement, if a Restricted Stock Unit is settled in cash, the amount of cash shall equal the Fair Market Value of the underlying Shares on the Vesting Date.
“Retirement” means a Participant’s Termination for a reason other than Cause (as determined by the Company) if, at the time of such Termination the Participant is eligible for retirement as defined in the Award Agreement or otherwise.
“Shares” means shares of Common Stock.
“Stock Appreciation Right” or “SAR” means the right, denominated in Shares, to receive, upon surrender of the right, in whole or in part, an amount (payable in cash, Shares, or a combination, as determined by the Administrator) for each Share that does not exceed the excess of the Fair Market Value of the Share on the date of exercise over the Fair Market Value of the Share on the date of grant, subject to any other limitations and restrictions (required by law or otherwise) as the Plan and the Administrator shall impose.
“Subsidiary” means a subsidiary of the Company that meets the definition of a “subsidiary corporation” in Section 424(f) of the Code.
“Termination” means a Termination of Directorship or Termination of Employment, as applicable.
“Termination of Directorship” means, for a Non-Management Director, except as otherwise provided in the Plan or an Award Agreement, the date the Non-Management Director ceases to be a director of the Company; provided, however, that if a Non-Management Director becomes an Eligible Employee upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment.
“Termination of Employment” means, for an Eligible Employee, except as otherwise provided in the Plan or an Award Agreement, the date of the Eligible Employee’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with Interpublic and all of its Subsidiaries and Affiliates. For purposes of the Plan: (a) an Eligible Employee who is on a bona fide leave of absence and does not have a statutory or contractual right to reemployment shall be deemed to have had a “separation for service” on the first date that is more than six months after the commencement of such leave of absence; provided, however, that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to last for a continuous period of six months or more, and such impairment causes the Eligible Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, such six-month period shall be extended to 29 months; and (b) a sale of assets by the Company, a Subsidiary, or an Affiliate to an unrelated buyer that results in the Eligible Employee working for the buyer or one of its affiliates shall be treated as a “separation from service” unless otherwise provided in writing and permitted by Treas. Reg. § 1.409A-1(h)(4).

“Vesting Date” means, for an Award, the scheduled date of vesting, as specified in the Award Agreement.

Section 3.	Administration.

(a)Administrator. The Plan shall be administered by the Administrator.

(b)Administrator Powers. The Administrator shall have and may exercise all of the powers granted to it by the provisions of the Plan. Subject to the express provisions and limitations of the Plan, the Administrator may adopt such rules, regulations, and procedures as it deems advisable for the conduct of its affairs. The Administrator shall have full authority to direct the proper officers of the Company to issue or transfer Shares pursuant to the issuance or exercise of an Award under the Plan.

(c)Administrator Action. The decisions of the Administrator shall be final and binding unless otherwise determined by the Board. Each member of the Administrator and each member of the Board shall be without liability, to the fullest extent permitted by law, for any action taken or determination made in good faith in connection with the Plan.

(d)Awards. Subject to the provisions of the Plan, the Administrator is authorized to grant the following Awards to Eligible Employees and Non-Management Directors:

(1)	Options and SARs,

(2)	Restricted Stock,

(3)	Restricted Stock Units,

(4)	Performance Shares,

(5)	Performance Units,

(6)	Other Stock-Based Awards,

(7)	Performance Cash,

(8)	Dividend Equivalents, and

(9)	Shares in Lieu of Cash.

(e)Minimum Vesting. No more than 5% of the aggregate number of Shares available for issuance under the Plan may be covered by Awards that specify a vesting date for any portion of an award before the first anniversary of the date of grant; provided that (1) this requirement shall not restrict vesting as described in Section 10 (Termination) or 11(e) (Change of Control) hereof and (2) for Awards granted to Non-Management Directors in conjunction with an annual meeting of the Company’s shareholders, the one-year requirement shall be deemed satisfied if the vesting date is on or after the next annual meeting of the Company’s shareholders, so long as such next meeting is at least 50 weeks after the grant date.

(f)Participants. Subject to the provisions of the Plan, the Administrator is authorized to designate the Eligible Employees and Non-Management Directors who shall receive Awards and to determine the nature and size of each Award.

(g)Correction of Defects, Omissions, and Inconsistencies. The Administrator may correct any defect, remedy any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems desirable to carry out the intent of the Plan and such Award.

(h)Delegation. If the Administrator deems it advisable, the Administrator may delegate its authority under this Section 3 or any other provision of the Plan to one or more of its members or to one or more persons other than its members to the extent permitted by applicable law, except that no such delegation shall be permitted with respect to the participation in the Plan of persons who are subject to Section 16 of the Exchange Act or with respect to Awards to Non-Management Directors. Any person to whom the Administrator delegates its authority under this Section 3 may receive Awards only if the Awards are granted directly by the Administrator without delegation. To the extent that the Administrator has delegated authority pursuant to this Section 3(h), references in the Plan to the Administrator shall be deemed to include the Administrator’s designee.

Section 4.Shares Available for Awards.

(a)Total Shares Available. Subject to the provisions of subsections (b) through (f) of this Section 4, the total number of Shares available for grant to Participants under the Plan on or after the Effective Date shall be:

(1)	27,000,000 Shares, plus

(2)
the following Shares previously subject to Awards granted under a Prior Plan but not issued: (A) Shares that, as of the Effective Date, are subject to outstanding Awards, to the extent such Shares are forfeited or otherwise not issued due to Termination, (B) Shares underlying Options and SARs that expire; (C) Shares that, as of the Effective Date, are subject to outstanding Full Value Awards that were accounted for in Shares but are settled in cash; (D) Shares that are surrendered or withheld from Share-settled Full-Value Awards to satisfy withholding of taxes; and (E) Shares that, as of the Effective Date, are subject to outstanding performance share awards, to the extent that the target number of Shares under the award exceeds the number of shares actually issued pursuant to the award.

Each Share underlying an Option, SAR, Restricted Stock, Performance Share, RSU or similar Award shall count as one share of Common Stock. No further Awards shall be granted pursuant to any Prior Plan, but Shares issued to settle Awards granted under a Prior Plan that were accounted for in Shares shall not count toward the Shares authorized for grant under this Plan.
(b)Aggregate Limitation on ISOs. Subject to the adjustment provisions in Section 4(e) (Adjustment for Corporate Transactions) hereof, ISOs may be granted with respect to no more than 2,700,000 Shares in any Plan Year and no more than 27,000,000 Shares in the aggregate.

(c)Individual Limitation of Awards. Subject to the adjustment provisions in Section 4(e) (Adjustment for Corporate Transactions) hereof, the following limitations shall apply to Awards under the Plan:

(1)	No individual Eligible Employee shall be granted, in any Plan Year, Options and/or SARs with respect to more than 2,000,000 Shares in the aggregate;

(2)	No individual Eligible Employee shall be granted, in any Plan Year, grants of Restricted Stock and/or Restricted Stock Units with respect to more than 2,000,000 Shares in the aggregate;

(3)	No individual Eligible Employee shall be granted, in any Plan Year, Performance Shares, Performance Units, or Other Stock-Based Awards that provide for more than 2,000,000 Shares in the aggregate; and

(4)	No individual Eligible Employee shall be granted, in any Plan Year, Performance Cash in an amount of more than $10,000,000.

(5)
No individual Non-Management Director shall be granted, in any Plan Year, Awards that, taken together with the Non-Management Director’s cash compensation for services rendered to the Company during the Plan Year, have a value on the date of grant that exceeds $1,000,000.

For purposes of the individual limits set forth in this Section 4(c), any Awards that are canceled shall continue to count against the individual share and cash limits.
(d)Shares Available for Issuance.

(1)
Except as provided in paragraph (3) below, with respect to Options and SARs, the number of Shares covered by an Award shall count against the limitations prescribed by subsections (a) and (b), above, on the number of Shares available for award under the Plan only to the extent that such Shares are actually issued.

(2)
If (A) an Award that was granted on or after the Effective Date is forfeited or otherwise terminates or is canceled without the delivery of Shares, or (B) on or after the Effective Date, Shares are surrendered or withheld from any Share-settled Full Value Award granted under the Plan or a Prior Plan to satisfy withholding of taxes, then the Shares covered by such forfeited, terminated or canceled Award, and the Shares surrendered, withheld or tendered from Full Value Awards, shall again become available to be delivered pursuant to Awards granted under this Plan.

(3)
With respect to each Option and SAR, the number of Shares counted against the number of Shares available for award under the Plan shall equal the full number of Shares with respect to which the Award is exercised, before reduction for a SAR’s grant price, shares tendered or withheld to pay the Option exercise price, or shares tendered or withheld to satisfy tax withholding.

(4)	The Shares issued under the Plan may be authorized and unissued Shares or treasury Shares.

(e)Adjustment for Corporate Transactions. In the event of a Corporate Transaction, the Administrator shall (in order to preserve, or to prevent enlargement of, the benefits or potential benefits available under the Plan), in such manner as the Administrator deems equitable, adjust-

(1)	the number and kind of shares that thereafter may be made the subject of Awards,

(2)	the number and kinds of shares that are subject to outstanding Awards, and

(3)	the grant, exercise, or conversion price with respect to any of the foregoing.

Any shares received as a result of a Corporate Transaction affecting Restricted Stock shall have the same status, be subject to the same restrictions, and bear the same legend as the Restricted Stock with respect to which the shares were issued. Additionally, the Administrator may make provisions for a cash payment to a Participant or other person holding an outstanding Award. However, the number of Shares subject to any Award shall always be a whole number.
(f)Acquisitions. Unless required by law or regulation, no Shares underlying an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by the Company, a Subsidiary, or an Affiliate or with which the Company, a Subsidiary, or an Affiliate combines, shall count against the Shares available for Awards under the Plan.

Section 5.Stock Options and SARs.

(a)Grant. The Administrator is authorized to grant Incentive Stock Options, Nonstatutory Stock Options, and SARs to Participants; provided that Incentive Stock Options may be granted only to Eligible Employees who are employees of the Company or one of its Subsidiaries at the time of grant. The Administrator shall not grant “reload” Options (i.e., Options that are automatically granted to an optionee when the optionee uses Shares to pay the exercise price, or to satisfy withholding tax obligations associated with the exercise, of previously granted Options) or any Option or SAR that is not structured to be exempt from the requirements of Section 409A of the Code.

(b)Exercise Price and Grant Price. The Administrator shall establish the exercise price for each Option and the grant price for each SAR at the time the Option or SAR is granted. Neither the exercise price nor the grant price shall be less than 100% of the Fair Market Value of the Shares subject to the Option or SAR on the date of grant. Except as described in Section 4(e) (Adjustment for Corporate Transactions) hereof, the Administrator may not (1) reprice Options or SARs or (2) exchange Options or SARs for cash, stock or other consideration, in each case without the approval of the Company’s shareholders.

(c)Exercise. Each Option and SAR shall be exercised at such times and subject to such terms and conditions as the Administrator may specify in the Award Agreement or thereafter. The Administrator may impose such conditions on the exercise of Options and SARs as it determines to be appropriate, including conditions relating to the application of federal or state securities laws. No Shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Administrator have been made to assure full payment of the exercise price therefor. Without limiting the generality of the foregoing, payment of the exercise price of an Option may be made (i) in cash, (ii) if and to the extent permitted by the Administrator, by withholding Shares (“net exercise”) or exchanging Shares owned without restriction, or the ownership of which is attested to, by the optionee, or (iii) by a combination of the foregoing. The combined value of all cash and the fair market value of any Shares tendered to the Company, valued as of the date of such tender, shall be equal to (or greater than) the aggregate exercise price. The Administrator may not authorize a loan to an optionee to assist the optionee in making payment of the exercise price under an Option or in meeting the optionee’s tax obligations associated with the exercise of an Option.

(d)Term. An Option or SAR shall be exercisable for a term determined by the Administrator, which shall not be longer than ten years from the date on which the Option or SAR is granted.

(e)Termination. An Option or SAR shall be exercisable following a Participant’s Termination only to the extent the Award is vested and not expired (in each case, taking into account the provisions of and Sections 10 (Termination) and 11(e) (Change of Control) hereof). Except as otherwise set forth in the Award Agreement, and subject to Sections 10 and 11(e), and the requirements of any Incentive Stock Option, the exercise period following Termination shall end no later than the earlier of the date the Option or SAR otherwise expires or the following time:

(1)	If the Participant is a Non-Management Director, three years after the Participant’s Termination.

(2)
If (A) as of the Participant’s Termination, the Participant is age 55 or older and has completed 10 or more years of service with the Company and its Subsidiaries and Affiliates, and (B) the Participant’s Termination is not due to Cause or the Participant’s death or Disability, three years after the Participant’s Termination.

(3)	If the Participant’s Termination is due to the Participant’s death (and the Participant is not a Non-Management Director), one year after the Participant’s death.

(4)	If the Participant’s Termination is due to the Participant’s Disability (and the Participant is not a Non-Management Director), one year after the Participant’s Termination.

(5)	If the Participant’s Termination is not due to Cause and not described in paragraph (1), (2), (3), or (4), above, three months after the Participant’s Termination.

(6)	If the Participant’s Termination is for Cause, the Option or SAR shall be canceled immediately upon the Participant’s Termination and shall not be exercisable thereafter.

(f)Special Rules for Incentive Stock Options (“ISOs”). ISOs shall be subject to the requirements of Section 422 of the Code. In accordance with Section 422, an ISO shall not be granted to an individual who, immediately before the time the Option is granted, owns Shares possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, unless the Award Agreement for such ISO provides that (i) the exercise price is no less than 110% of the fair market value of the Shares on the grant date (determined in accordance with Treas. Reg. § 1.422-2(f)(1)), and (ii) the Option expires no later than the fifth anniversary of the grant date.

Section 6.Restricted Stock and Restricted Stock Units.

(a)Grant. Subject to the limits set forth in the Plan, the Administrator is authorized to determine the number of Shares of Restricted Stock and the number of Restricted Stock Units to be granted to a Participant, and the other terms and conditions applicable to such Restricted Stock and Restricted Stock Units, including the conditions for vesting of such Awards.

(b)Performance-Based Grants. The Administrator is authorized to make the grant and/or the vesting of Awards of Restricted Stock and Restricted Stock Units contingent on the achievement of Performance Objectives specified by the Administrator. If such Performance Objectives are not satisfied, the Award shall not be granted or become vested, as the case may be. Partial achievement of such Performance Objectives may result in the grant or vesting of a portion of the Award corresponding to the degree of achievement.

(c)Rights of Participant. A Participant to whom Shares of Restricted Stock have been granted shall have absolute ownership of such Shares, including the right to vote the same and to receive dividends thereon, subject to the terms, conditions, and restrictions described in the Plan and in the Award Agreement; provided that no Participant shall be entitled to the payment of any dividends until the restrictions applicable to such Shares of Restricted Stock has lapsed. A Participant to whom Restricted Stock Units have been granted shall have no ownership interest in the Shares to which such Restricted Stock Units relate until and unless settlement with respect to such Restricted Stock Units is actually made in Shares.

(d)Restrictions. Until the restrictions applicable to Restricted Stock shall lapse, the Restricted Stock shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of. Subject to Sections 10 (Termination) and 11(e) (Change of Control) hereof, the restrictions set forth in this Section 6(d) shall remain in effect until the end of the Restricted Period.
(e)Termination. Except as otherwise set forth in the Award Agreement, and subject to Sections 10 (Termination) and 11(e) (Change of Control) hereof, if a Participant’s Termination for any reason occurs before the restrictions applicable to Restricted Stock lapse, or before an Award of Restricted Stock Units becomes fully vested:

(1)
Such Restricted Stock shall be forfeited, all rights with respect to such Restricted Stock shall immediately terminate without any payment of consideration by the Company, and all Shares of such Restricted Stock, if any, that had been delivered to, or held in custody for, the Participant shall be returned to the Company forthwith, accompanied by any instrument of transfer requested by the Company; and

(2)
Such unvested Restricted Stock Units shall be immediately forfeited, and all of the rights of the Participant with respect to such Restricted Stock Units shall immediately terminate without any payment of consideration by the Company.

(f)Settlement of Restricted Stock Units. Except as otherwise provided in the Award Agreement, and subject to Section 11(m) (Compliance with Legal and Exchange Requirements), (n) (Deferrals), and (o) (Section 409A of the Code) hereof, vested Restricted Stock Units shall be settled on the earlier of (x) a date determined by the Company that is within 90 days after the Participant’s death or (y) a date determined by the Company that is during the calendar year in which the Vesting Date occurs.

(g)Election to Recognize Gross Income from Restricted Stock in Year of Grant. If a Participant properly elects, within 30 days of the date of grant of Restricted Stock, to include in gross income for federal income tax purposes an amount equal to the fair market value of the Shares awarded on the date of grant, the Participant shall make arrangements satisfactory to the Administrator to pay any taxes required to be withheld with respect to such Shares. If the Participant fails to make the payments, the Company and its Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to the Participant any taxes of any kind required by law to be withheld with respect to the Shares.

(h)Foreign Laws. Notwithstanding any other provision of the Plan, if Restricted Stock is to be awarded to a Participant who is subject to the laws, including the tax laws, of any country other than the United States, the Administrator may, in its discretion, direct the Company to sell, assign, or otherwise transfer the Restricted Stock to a trust or other entity or arrangement, rather than grant the Restricted Stock directly to the Participant.

Section 7.Performance Shares, Performance Units, and Other Stock-Based Awards.

(a)Grant. Subject to the limits set forth in the Plan, the Administrator is authorized to determine the number (or, for Performance Units denominated in cash, the amount) of Performance Shares, Performance Units, and Other Stock-Based Awards to be granted to a Participant and the other terms and conditions of such Awards. The Performance Shares and Performance Units shall become vested upon (and only to the extent of) the achievement of specified Performance Objectives specified by the Administrator, and any other conditions set forth in the Award Agreement. Partial achievement of the objective(s) may result in a payment corresponding to the degree of achievement.

(b)Payment. Payment of Performance Shares and Performance Units and Other Stock-Based Awards may be made in cash, Shares, or a combination, as determined by the Administrator. For purposes of calculating the amount of any payment, the Fair Market Value of Shares shall be determined on the Vesting Date. Except as otherwise provided in the Award Agreement, and subject to Section 11(m) (Compliance with Legal and Exchange Requirements), (n) (Deferrals), and (o) (Section 409A of the Code) hereof, Performance Shares and Performance Units shall be paid on the earlier of (1) a date determined by the Company that is within 90 days after the Participant’s death, or (2) a date determined by the Company that is during the calendar year in which the Vesting Date occurs.

(c)Termination. Except as otherwise set forth in the Award Agreement, and subject to Sections 10 (Termination) and 11(e) (Change of Control) hereof, if a Participant’s Termination for any reason occurs before a Performance Share, Performance Unit, or Other Stock-Based Award becomes fully vested, the unvested portion of such Performance Share, Performance Unit, or Other Stock-Based Award shall be immediately forfeited, and all of the rights of the Participant with respect to any such Award shall immediately terminate without any payment of consideration by the Company.

Section 8.Performance Cash.

(a)Grant. Subject to the limits set forth in the Plan, the Administrator is authorized to determine the amount of Performance Cash Awards to be granted to a Participant and the other terms and conditions of such Awards. The Performance Cash Awards shall become vested upon (and only to the extent of) the achievement of specified Performance Objectives specified by the Administrator, and any other conditions set forth in the Award Agreement. Partial achievement of the objective(s) may result in a payment corresponding to the degree of achievement.

(b)Payment. Payment of Performance Cash Awards may be made in cash, Shares, or a combination, as determined by the Administrator. Any Shares shall be valued in the same manner as described in Section 7(b) (Payment) hereof. Except as otherwise provided in the Award Agreement, and subject to Section 11(m) (Compliance with Legal and Exchange Requirements), (n) (Deferrals), and (o) (Section 409A of the Code) hereof, a Performance Cash Award shall be paid on the earlier of (1) a date determined by the Company that is within 90 days after the Participant’s death, or (2) a date determined by the Company that is during the calendar year in which the Vesting Date occurs.

(c)Termination. Except as otherwise set forth in the Award Agreement, and subject to Sections 10 (Termination) and 11(e) (Change of Control) hereof, if a Participant’s Termination for any reason occurs before a Performance Cash Award becomes fully vested, the unvested portion of such Performance Cash Award shall be immediately forfeited, and all of the rights of the Participant with respect to any such Award shall immediately terminate without any payment of consideration by the Company.

Section 9.Dividend Equivalents and Shares in Lieu of Cash.

(a)Dividend Equivalents. The Administrator is authorized to grant Dividend Equivalents to Participants having Full Value Awards under which such Participant shall be entitled to receive payments (in cash or Shares, as determined in the discretion of the Administrator) equivalent to the amount of cash or share dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Administrator. Such Dividend Equivalents shall be subject to the same vesting conditions as the underlying Full Value Awards and, subject to the terms of the Plan, may have additional terms and conditions as the Administrator shall determine. For the avoidance of doubt, Dividend Equivalents shall not be granted in respect of Options or SARs.

(b)Shares in Lieu of Cash. The Administrator may grant Awards of Shares in lieu of all or part of any compensation otherwise payable in cash to a Participant by the Company or any Subsidiary or Affiliate. If Shares are issued in lieu of cash, the number of Shares to be issued shall equal the number of whole Shares that have an aggregate Fair Market Value (determined on the date the cash otherwise would have been payable) equal to or less than the amount of such cash.

Section 10.Termination.

(a)Termination Other than for Cause. If a Participant incurs a Termination for any reason other than Cause, the Participant shall be vested only in the portion of the Award (if any) in which the Participant is vested immediately before his or her Termination, except (1) an Award Agreement for an Eligible Employee may provide accelerated vesting upon death, disability, Change of Control (subject to Section 11(e)), or Retirement, (2) vesting may continue while the Participant remains on payroll (if authorized under subsection (c) below), and (3) the Administrator shall have discretion to accelerate vesting for Awards to Participants who are not Non-Management Directors under circumstances that it determines to be in the best interest of the Company. The Administrator may determine in its sole discretion to accelerate the vesting of a Non-Management Director’s outstanding Awards if the Non-Management Director incurs a Termination due to death or Disability.

(b)Termination for Cause. If a Participant incurs a Termination for Cause, all of such Participant’s outstanding Awards shall immediately be canceled, except as the Administrator may otherwise provide in the Award Agreement.

(c)Vesting During Severance Period. If (and only if) authorized by the Administrator or the Company in accordance with its compensation policies and procedures, a Participant who remains on his or her Employer’s payroll after his or her Termination of Employment (e.g., by reason of receiving severance payments) may continue to vest in, and accrue rights under, his or her Awards, as if he or she had continued in employment with such Employer through the date as of which he or she is withdrawn from such Employer’s payroll. Neither the Administrator nor the Company shall be required to authorize continued vesting or accrual of rights for any Participant after his or her Termination of Employment, unless otherwise expressly provided by an Award Agreement or other binding agreement involving the Company, a Subsidiary, or an Affiliate; and there is no obligation of uniformity or consistency of treatment of Participants.

Section 11.General Provisions.

(a)Awards. Each Award hereunder shall be evidenced in an Award Agreement. The Award Agreement shall be delivered to the Participant (including in electronic form) and shall incorporate the terms of the Plan by reference.

(b)Amendment of Awards. Subject to any obligation under the Plan or applicable law or a listing requirement to obtain stockholders’ consent, the Administrator may amend the terms of any Award theretofore granted, including the Performance Criteria and Performance Objectives, prospectively or retroactively; provided that no amendment shall substantially impair the rights of a Participant without the Participant’s consent. Actions taken by the Administrator in accordance with Section 4(e) (Adjustment for Corporate Transactions) shall not be deemed to impair the rights of any Participant.

(c)Withholding. The Company shall have the right to deduct from all amounts paid to a Participant in cash any taxes required by law to be withheld in respect of Awards under the Plan. In the case of any Award satisfied in Shares, no Shares shall be issued (and restrictions on Restricted Stock shall not be lifted) unless and until arrangements satisfactory to the Company shall have been made to satisfy the withholding tax obligations (if any) applicable with respect to such Award. Without limiting the generality of the foregoing and subject to such terms and conditions as the Administrator may impose, the Company shall have the right to (i) retain Shares or (ii) subject to such terms and conditions as the Administrator may establish from time to time, permit Participants to elect to tender Shares (including Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld; provided that (i) the value of Shares retained or tendered shall not exceed the Participant’s tax calculated using the maximum individual tax rate in each relevant jurisdiction at the time of such withholding and (ii) this withholding provision shall not be interpreted or administered in a way that changes the Award’s accounting treatment.

(d)Nontransferability. No Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant; provided, however, that the Administrator shall have discretion to permit (on such terms and conditions as it shall establish) transfer of a Nonstatutory Stock Option to a member of the Participant’s immediate family or to a trust, partnership, corporation, or similar vehicle the parties in interest in which are limited to the Participant and members of the Participant’s immediate family with respect to whom the exercise of such Option is covered by an effective registration statement under the Securities Act of 1933, as amended (collectively, the “Permitted Transferees”). All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, the Permitted Transferees. Any transfer of an Award to any Permitted Transferee shall be without consideration.

(e)Change of Control. An Award Agreement may specify provisions relating to a Change of Control, including the acceleration of the vesting, delivery and exercisability of, and the lapse of restrictions and deemed satisfaction of Performance Objectives with respect to, the Award, and replacement of a Share-settled Award with a cash-settled Award; provided, however, that vesting, delivery or exercisability of, or the lapse of restrictions on, any outstanding Award shall not be accelerated in connection with a Change of Control unless (i) the Change of Control actually occurs and (ii) the Participant’s Employment or service is terminated without Cause, under circumstances described in the Award Agreement, within 24 months following such Change of Control. In connection with a Change of Control, and notwithstanding any contrary provision of an Award Agreement, all Options and SARs may be canceled in exchange for the right (to the extent vested) to receive, at a time determined by the Administrator, a cash payment equal to the excess, if any, of the fair market value of the Share subject to the Option or SAR over the exercise price;

for this purpose, fair market value shall be no less than the highest price paid for a share in the Change of Control transaction. For the avoidance of doubt, no payment shall be required to cancel an Option or SAR for which the exercise price exceeds the fair market value of the Share at the time of the Change of Control (i.e., an “under water” option or SAR).

(f)No Right to Employment or Directorship. Neither the right to participate in the Plan nor the grant of any Award shall be construed as giving a Participant the right (1) to be retained in the employ of the Company, any Subsidiary or any Affiliate or (2) to continue to provide services to the Company, any Subsidiary or any Affiliate. The Company and each Subsidiary and Affiliate expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as expressly provided in the Plan or in any applicable Award Agreement.

(g)Other Conditions to Awards. Unless the Administrator determines otherwise, the Participant’s rights in respect of all of his or her outstanding Awards (whether or not vested) may be canceled, withheld, amended or otherwise limited or restricted at any time if the Participant is not in compliance with all applicable provisions of the Plan or Award Agreement, or if the Participant engages in any Prohibited Activity. In addition, each Award granted under the Plan shall be and remain subject to any clawback or recoupment policy as in effect or as may be adopted by the Board (or a committee or subcommittee of the Board), in each case, as may be amended from time to time. No such policy or amendment shall in any event require the prior consent of any Participant or Eligible Employee.

(h)Nature and Form of Payments. All grants of Awards and deliveries of Shares, cash or other property under the Plan shall constitute a special discretionary incentive payment to the Participant and shall not be required to be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Participant, unless the Company specifically provides otherwise in any such plan or agreement.

(i)No Rights to Awards; No Shareholder Rights. No Participant or Eligible Employee shall have any claim to be granted any Award under the Plan, and there is no obligation of uniformity or consistency of treatment of Participants and Eligible Employees. Subject to the provisions of the Plan and the Award Agreement, no person shall have any rights as a shareholder with respect to any Shares to be issued under the Plan prior to the issuance thereof.

(j)Foreign Benefits. The Administrator may grant Awards to Eligible Employees or Non-Management Directors of the Company and its Subsidiaries and Affiliates who reside in jurisdictions outside the United States. The Administrator may adopt such supplements to the Plan as may be necessary to comply with applicable laws of such jurisdictions and to afford participants favorable treatment under such laws; provided that no Award shall be granted under any such supplement on the basis of terms or conditions that are inconsistent with provisions of the Plan.

(k)Amendment of Plan. The Board or the Administrator may amend, suspend, or terminate the Plan or any portion thereof at any time; provided that stockholder approval shall be required if (1) shareholder approval is required by law, regulation, a securities exchange listing requirement, or a provision of the Plan, or (2) the amendment would increase the number of Shares available for Awards under the Plan other than as described in Section 4(e) (Adjustment for Corporate Transactions) hereof. Without the written consent of an affected Participant, no termination, suspension, or modification of the Plan shall adversely affect any right of such Participant under the terms of an Award granted before the date of such termination, suspension, or modification.

(l)Application of Proceeds. The proceeds received by the Company from the sale of Shares under the Plan shall be used for general corporate purposes.

(m)Compliance with Legal and Exchange Requirements. The Plan, the grant and exercise of Awards thereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the grant and exercise of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or otherwise to sell or issue Shares in violation of any such laws, rules, or regulations; and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards, and neither the Company nor its directors or officers shall have any obligation or liability to the Participant with respect to any Award (or stock issuable thereunder) that shall lapse because of such postponement.

(n)Deferrals. Subject to the Administrator’s reasonable efforts to comply with the requirements of Section 409A of the Code, the Administrator may:

(1)
Postpone the exercise of Awards, the issuance or delivery of Shares, the payment of cash under any Award, or any action permitted under the Plan to prevent the Company or any of its Subsidiaries or Affiliates from being denied an income tax benefit with respect to any Award, and/or

(2)	Establish rules under which a Participant may elect to postpone receipt of Shares or cash under any Award.

(o)Section 409A of the Code.

(1)
The Plan shall be operated, administered, and interpreted consistently with the intent to comply with (or to be exempt from) the requirements of Section 409A of the Code. If the Administrator or the Company determines that any provision of the Plan is or might be inconsistent with the restrictions imposed by Section 409A of the Code, the Plan shall be automatically amended (without further action) to the extent that the Administrator or the Company determines is necessary to bring it into compliance with the requirements of Section 409A of the Code. No provision of the Plan or any Award Agreement shall be interpreted or construed to transfer any liability for a failure to comply with the requirements of Section 409A of the Code from a Participant or other individual to the Company, any Subsidiary, any Affiliate, the Administrator, or any other entity or individual affiliated with the Company, the Subsidiaries, and the Affiliates.

(2)
For any Participant who, as of the date on which his or her Termination of Employment occurs, is a “specified employee” (within the meaning of Section 409A(2)(B)(i) of the Code, as determined by Interpublic in accordance with Treas. Reg. § 1.409A-1(i)), the payment date for any Award that is subject to Section 409A and for which the payment trigger is the Participant’s Termination of Employment shall be no earlier than the Participant’s Delayed Start Date. For purposes of the Plan, the Participant’s Delayed Start Date shall be the earlier of (i) the Company’s first pay date for the seventh calendar month that starts after the Participant’s Termination of Employment or (y) a date determined by Interpublic that is within 90 days after the Participant’s death.

(p)Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

(q)Incapacity. Any benefit payable to or for the benefit of a minor, an incompetent person, or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge any liability or obligation of the Administrator, the Board, the Company, and all other parties with respect thereto.

(r)Rules of Construction. Whenever used in the Plan, words in the masculine gender shall be deemed to refer to females as well as to males; words in the singular shall be deemed to refer also to the plural; the word “include” shall mean “including but not limited to”; and references to a statute, statutory provision, or regulation shall be construed as if they referred also to that provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted, and to agency guidance of general applicability issued thereunder.

(s)Headings and Captions. The headings and captions in this Plan document are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

(t)Applicable Law. The validity, construction, interpretation, administration, and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

(u)Effective Date. The Plan shall become effective on the date the Plan is approved by the Company’s shareholders. No Awards may be granted under the Plan after the annual meeting of the Company’s shareholders in 2029; provided that any Awards granted before such annual meeting shall continue in effect thereafter in accordance with the terms of the Awards and the Plan. Upon shareholder approval of the Plan, no awards shall be made under a Prior Plan.